Exhibit 99.1
Kinder Morgan, Inc. Increases Quarterly Dividend to $0.35 Per Share
Dividend 17% Higher Than Second Quarter 2011

HOUSTON, July 18, 2012 -- Kinder Morgan, Inc. (NYSE: KMI) today reported second quarter cash available to pay dividends of $307 million, up 83 percent from $168 million for the comparable 2011 period.  Through the first six months, KMI reported cash available to pay dividends of $610 million, 40 percent higher than $435 million for the first half of 2011.  KMI is expected to finish the year significantly ahead of its published annual budget due to its recent acquisition of El Paso Corporation.
 The board of directors increased the quarterly cash dividend to $0.35 per share       ($1.40 annualized), which is payable on Aug.15, 2012, to shareholders of record as of July 31, 2012.  This represents a 17 percent increase over the second quarter 2011 cash distribution per unit of $0.30 ($1.20 annualized) and is up 9 percent from the first quarter 2012 dividend of  $0.32 ($1.28 annualized) per share.
Chairman and CEO Richard D. Kinder said, “KMI had an excellent quarter, benefiting from the strong performance of Kinder Morgan Energy Partners (NYSE: KMP), and realizing partial-quarter contributions from our new publicly traded pipeline partnership - El Paso Pipeline Partners (NYSE: EPB) - and the natural gas assets we obtained from the acquisition of El Paso Corporation, which closed on May 24.  It was a historic quarter and I’m very proud of this transformational transaction, which we successfully completed as a result of the dedication and hard work of many people.  We remain focused on fully integrating the new organization, and we are well on our way to achieving anticipated annual cost savings of more than $400 million, which is higher than our original estimate of $350 million.  We are now the largest natural gas transporter and operator in North America, which will undoubtedly provide the Kinder Morgan companies with significant long-term growth opportunities, as the demand for natural gas continues to increase.”
KMI’s future results will be driven primarily by its ownership of the general partner of both KMP and EPB.  KMP and EPB reported 7 percent and 15 percent increases, respectively, in

KMI – 2Q Earnings	Page 2
declared cash distributions per unit for the second quarter compared to the same period in 2011, and both consist of strategic and diversified assets which generate stable and incremental cash flow.  Former El Paso assets currently at KMI include: Tennessee Gas Pipeline (TGP), El Paso Natural Gas pipeline (EPNG), Mojave Pipeline and interests in Florida Gas Transmission, Ruby Pipeline, midstream assets and Gulf LNG.  Over time it is anticipated that these assets will be offered to KMP and EPB in future drop down transactions.
Outlook
As previously announced, KMI now expects to declare dividends of at least $1.40 per share for 2012, well above its 2012 budget of $1.35 per share, and an increase of approximately 17 percent over its 2011 declared dividend of $1.20 per share.  The 2011 per share amounts are presented as if KMI were publically traded for all of 2011.
As a result of the acquisition of El Paso and KMI’s normal expected annual growth, KMI continues to expect its dividend per share to grow at an average annual rate of around12.5 percent through 2015 from its budgeted 2011 dividend of $1.16 per share.
Other News

•
As previously announced, KMI reached agreement with the Federal Trade Commission staff to divest certain KMP assets in order to complete the El Paso acquisition.  KMI expects to complete the divestiture process during the third quarter of 2012.

•
In conjunction with the KMP divestures, KMI will offer to sell (drop down) all of TGP and 50 percent of EPNG to KMP.  It is anticipated that the combination of divestitures and the dropdowns will be slightly accretive to KMP’s distributable cash flow in 2012 and nicely accretive thereafter.

•
During the second quarter, the previously announced sale of El Paso’s exploration and production business (EP Energy) was completed for approximately $7.15 billion.  El Paso’s net operating loss carry forward largely offset taxes associated with this sale, so nearly all of the proceeds were used to reduce borrowings KMI incurred from the El Paso acquisition.

•
As previously announced, Anthony W. Hall, Jr. and Robert F. Vagt have joined the KMI board of directors.  Hall served as a director at El Paso since 2001 and was a member of the Audit Committee and the Health, Safety, & Environmental Committee.  Vagt served as a director at El Paso since 2005 and chaired the Health, Safety & Environmental Committee and was a member of the Compensation Committee.

KMI – 2Q Earnings	Page 3
Kinder Morgan is the largest midstream and the fourth largest energy company in North America with a combined enterprise value of approximately $100 billion.  It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  Kinder Morgan, Inc. (NYSE: KMI) owns the general partner interest of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, July 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

CONTACTS
Bill Baerg	Mindy Mills Thornock
Media Relations	Investor Relations
(713) 420-2906	(713) 369-9490
bill_baerg@kindermorgan.com	mindy_thornock@kindermorgan.com
www.kindermorgan.com

The non-generally accepted accounting principles, or non-GAAP, financial measure of cash available to pay dividends is presented in this news release. This non-GAAP financial measure should not be considered as an alternative to a GAAP measure such as net income or any other GAAP measure of liquidity or financial performance. Cash available to pay dividends is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Cash available to pay dividends is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by our board of directors. Cash available to pay dividends is also a quantitative measure used in the investment community because the value of a share of an entity like KMI that pays out all or a substantial proportion of its cash flow, is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders). The economic substance behind our use of cash available to pay dividends is to measure and estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
We believe the GAAP measure most directly comparable to cash available to pay dividends is income from continuing operations. A reconciliation of cash available to pay

KMI – 2Q Earnings	Page 4

dividends to income from continuing operations is provided in this release. Our non-GAAP measure described above should not be considered as an alternative to GAAP net income and has important limitations as an analytical tool. Our computation of cash available to pay dividends may differ from similarly titled measures used by others. You should not consider this non-GAAP measure in isolation or as a substitute for an analysis of our results as reported under GAAP. Management compensates for the limitations of this non-GAAP measure by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan, Inc. and Subsidiaries
Preliminary Cash Available to Pay Dividends
(Non-GAAP, Unaudited)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
KMP distributions to us
From ownership of general partner interest (1)	$348	$304	$679	$594
On KMP units owned by us (2)	27	24	53	49
On KMR shares owned by us (3)	18	16	35	31
Total KMP distributions to us (4)	393	344	767	674
EPB distributions to us
From ownership of general partner interest (5)	32	-	32	-
On EPB units owned by us (6)	50	-	50	-
Total EPB distributions to us	82	-	82	-
NGPL’s cash available for distribution to us (4)	(4)	6	7	20

Total cash generated	471	350	856	694
General and administrative expenses and sustaining capital expenditures	(3)	(3)	(6)	(5)
Interest expense	(8)	(6)	(85)	(81)

Cash available to pay dividends before cash taxes	460	341	765	608
Cash taxes	(191)	(173)	(193)	(173)

Subtotal – Cash available to pay dividends (4)	269	168	572	435

El Paso Corporation’s cash available for distribution
EP operations - EBITDA	142	-	142	-
Interest expense (7)	(80)	-	(80)	-
EP general and administrative expenses	(8)	-	(8)	-
Sustaining capital expenditures	(16)	-	(16)	-
El Paso Corporation's net cash available for the period May 25 to June 30, 2012 (8)	38	-	38	-

Total – Consolidated cash available to pay dividends (9)	$307	$168	$610	$435
Average Shares Outstanding	843	707	776	707

Cash Available Per Share Outstanding	$0.36	$0.24	$0.79	$0.62
Declared Dividend	$0.35	$0.30	$0.67	$0.44

Notes:

(1)
Based on (i) Kinder Morgan Energy Partners, L.P. (KMP) distributions of $1.23 and $2.43 per common unit declared for the three and six months ended June 30, 2012, respectively, and $1.15 and $2.29 per common unit declared for the three and six months ended June 30, 2011, respectively, (ii) 340 million and 319 million aggregate common units, Class B units and i-units outstanding as of April 30, 2012 and April 29, 2011, respectively, (iii) 347 million estimated to be outstanding as of July 31, 2012 and 330 million aggregate common units, Class B units and i-units outstanding as of July 29, 2011 and (iv) waived incentive distributions of $7 million and $13 million for the three and six months ended June 30, 2012, respectively, and $7 million and $14 million for the three and six months ended June 30, 2011, respectively. In conjunction with KMP’s acquisition of its initial 50% interest in May 2010, and subsequently, the remaining 50% interest in May 2011 of KinderHawk, we as general partner have agreed to waive a portion of our incentive distributions related to this investment from the first quarter of 2010 through the first quarter of 2013.

(2)	Based on 22 million KMP units owned by us multiplied by the KMP per unit distribution declared, as outlined in footnote (1) above.
(3)
Assumes that we sold the Kinder Morgan Management, LLC (KMR) shares that we estimate to be received as distributions for the three and six months ended June 30, 2012 and received as distributions for the three and six months ended June 30, 2011, respectively. We did not sell any KMR shares in the first six months of 2012 or 2011. We intend periodically to sell the KMR shares we receive as distributions to generate cash.

(4)	2011 KMP distributions to us have been restated to a declared basis and NGPL amounts have been restated to a cash available basis to be consistent with the 2012 presentation.
(5)
Based on (i) El Paso Pipelines Partners, L.P. (EPB) distributions of $0.55 per common unit declared for the three months ended June 30, 2012 and the 208 million common units estimated to be outstanding as of July 31, 2012.

(6)	Based on 90 million EPB units owned by us multiplied by the EPB per unit distribution declared, as outlined in footnote (5) above.
(7)
2012 amounts include interest associated with Kinder Morgan, Inc.'s (KMI) incremental debt issued to finance the cash portion of the El Paso Corporation (EP) acquisition purchase price as well as EP consolidated interest expense, excluding EPB.  EP interest expense is shown on an accrual (rather than a cash basis, as KMI is shown).  Due to the timing of the EP cash interest payments, more than 7/12 of the payments occur after May 24.

(8)	Represents cash available from EP, exclusive of EPB operations, for the period after May 24, 2012.
(9)
Excludes $273 million and $283 million in after-tax expenses associated with the EP acquisition and El Paso Energy (EPE) sale for the three and six months ended June 30, 2012, respectively, which include (i) $94 million in employee severance, retention and bonus costs, (ii) $87 million of accelerated EP stock based compensation allocated to the post-combination period under applicable GAAP rules, (iii) $37 million in advisory fees, and (iv) $34 million and $42 million, respectively for the three and six months ended June 30, 2012 for legal fees and reserves.

Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statement of Income (1)
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues	$2,166	$1,952	$4,023	$3,884

Costs, expenses and other
Operating expenses	1,019	1,310	1,905	2,401
Depreciation, depletion and amortization	333	258	607	508
General and administrative	472	110	601	290
Taxes, other than income taxes	69	51	119	97
Other expense (income)	(20)	(13)	(18)	(13)
	1,873	1,716	3,214	3,283

Operating income	293	236	809	601

Other income (expense)
Earnings from equity investments	72	56	137	106
Amortization of excess cost of equity investments	(2)	(2)	(4)	(3)
Interest, net	(291)	(168)	(470)	(337)
Other, net	8	7	9	8

Income before income taxes	80	129	481	375

Income tax expense	(42)	(87)	(138)	(183)

Income from continuing operations	38	42	343	192

Income from discontinued operations	48	40	98	91
Loss on remeasurement to fair value of discontinued operations	(327)	-	(755)	-
(Loss) income from discontinued operations	(279)	40	(657)	91

Net (loss) income	(241)	82	(314)	283

Net loss attributable to noncontrolling interests	116	50	210	4

Net (loss) income attributable to KMI	$(125)	$132	$(104)	$287

Class P Shares
Basic (Loss) Earnings Per Common Share From Continuing Operations (2) (3)	$(0.11)	$0.18	$0.09	$0.29
Basic (Loss) Earnings Per Common Share From Discontinued Operations (1)	(0.04)	0.01	(0.22)	0.02
Total Basic Earnings Per Common Share	$(0.15)	$0.19	$(0.13)	$0.31

Class A Shares
Basic (Loss) Earnings Per Common Share From Continuing Operations (2) (3)	$(0.13)	$0.16	$0.05	$0.27
Basic (Loss) Earnings Per Common Share From Discontinued Operations (1)	(0.04)	0.01	(0.23)	0.02
Total Basic Earnings Per Common Share	$(0.17)	$0.17	$(0.18)	$0.29

Basic Weighted Average Number of Shares Outstanding
Class P Shares	320	111	245	111
Class A Shares	522	596	529	596

Class P Shares
Diluted (Loss)Earnings Per Common Share From Continuing Operations (2) (3)	$(0.11)	$0.18	$0.09	$0.29
Diluted (Loss) Earnings Per Common Share From Discontinued Operations (1)	(0.04)	0.01	(0.22)	0.02
Total Diluted Earnings per Common Share	$(0.15)	$0.19	$(0.13)	$0.31

Class A Shares
Diluted (Loss) Earnings Per Common Share From Continuing Operations (2) (3)	$(0.13)	$0.16	$0.05	$0.27
Diluted (Loss) Earnings Per Common Share From Discontinued Operations (1)	(0.04)	0.01	(0.23)	0.02
Total Diluted Earnings per Common Share	$(0.17)	$0.17	$(0.18)	$0.29

Diluted Weighted Average Number of Shares Outstanding (4)
Class P Shares	843	707	776	707
Class A Shares	522	596	529	596

Declared dividend per share (5)	$0.35	$0.30	$0.67	$0.44

Notes:

(1)
Includes the operations of EP and its consolidated subsidiaries for the period from May 25, 2012 to June 30, 2012 and earnings per share reflect the issuance of 330 million shares that were used to provide for the equity portion of the EP acquisition purchase price.

(2)
Six months ended June 30, 2011 earnings exclude $71 million of Members’ interest in net income prior to KMI's Initial Public Offering, $67 million of which has been allocated to continuing operations and $4 million of which has been allocated to discontinued operations.

(3)	The Class A shares earnings per share as compared to the Class P shares earnings per share has been primarily reduced by the dividends paid to the Class B shares on February 15 and May 15, 2012.
(4)	Outstanding KMI warrants and convertible preferred securities (assumed from the May 25, 2012 EP acquisition) were anti-dilutive during the three and six months ended June 30, 2012.
(5)
Six months 2011 dividend per share was prorated for the portion of the first quarter KMI was a public company ($0.14 per share).  If KMI had been a public company for the entire six months, the year to date declared dividend would have been $0.59 per share ($0.29 and $0.30 per share for the first and second quarter of 2011, respectively).

Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Cash Available to Pay Dividends
 (Unaudited)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Income from continuing operations (1)	$38	$42	$343	$192
Income from discontinued operations (1)	48	40	98	91
Income attributable to EPB (2)	(37)	-	(37)	-
Distributions declared by EPB for the second quarter and payable in the third quarter of 2012 to KMI (2)	82	-	82	-
Depreciation, depletion and amortization (3)	339	264	620	520
Amortization of excess cost of investments (1)	2	2	4	3
Earnings from equity investments (4)	(92)	(76)	(179)	(144)
Distributions from equity investments	89	72	169	136
Distributions from equity investments in excess of cumulative earnings	65	47	113	131
KMP certain items (5)	(19)	160	(15)	248
EP acquisition related costs (6)	350	-	361	-
EP certain items (7)	5	-	4	-
KMI deferred tax adjustment (8)	29	-	38	-
Difference between cash and book taxes	(195)	(101)	(115)	(8)
Difference between cash and book interest expense for KMI	61	35	25	2
Sustaining capital expenditures (9)	(71)	(50)	(115)	(86)
KMP declared distribution on its limited partner units owned by the public (10)	(383)	(338)	(747)	(662)
EPB declared distribution on its limited partner units owned by the public (11)	(65)	-	(65)	-
Other (12)	61	71	26	12

Cash available to pay dividends (13)	$307	$168	$610	$435

Notes:

(1)	Consists of the corresponding line items in the preceding Preliminary Unaudited Consolidated Statements of Income.
(2)
On May 25, 2012, KMI began recongnizing income from its investment in EPB, and it will receive in the third quarter the full distribution for the second quarter as it will be the holder of record as of July 31, 2012.

(3)	Consists of the following:	Three Months Ended June 30,		Six Months Ended June 30,
		2012	2011	2012	2011

	Depreciation, depletion and amortization from continuing operations	$333	$258	$607	$508
	Depreciation, depletion and amortization from discontinued operations	$6	$6	$13	$12

(4)	Consists of the following:
	Income from equity investments from continuing operations	$(72)	$(56)	$(137)	$(106)
	Income from equity investments from discontinued operations	$(20)	$(20)	$(42)	$(38)

(5)
Consists of items such as hedge ineffectiveness, legal and environmental reserves, gain/loss on sale, insurance proceeds from casualty losses, and asset disposition expenses.  Six months of 2011 also includes KMP’s portion ($87 million) of a $100 million special bonus expense for non-senior employees, which KMP is required to recognize in accordance with U.S. generally accepted accounting principles.  However, KMP had no obligation, nor did it pay any amounts in respect to such bonuses. The cost of the $100 million special bonus to non-senior employees was not borne by our Class P shareholders. In May of 2011 we paid for the $100 million of special bonuses, which included the amounts allocated to KMP, using $64 million (after-tax) in available earnings and profits reserved for this purpose and not paid in dividends to our Class A shareholders. KMP adds back these certain items in its calculation of distributable cash flow used to determine its distribution. For more information, see KMP’s 2nd Quarter 2012 Earnings Release filed on Form 8-K with the SEC on July 18, 2012.

(6)
Includes pre-tax expenses associated with the EP acquisition and EPE sale, which for the three and six months ended June 30, 2012 include (i) $149 million in employee severance, retention and bonus costs, (ii) $87 million of accelerated EP stock based compensation allocated to the post-combination period under applicable GAAP rules, (iii) $37 million in advisory fees, and (iv) $47 million and $56 million, respectively, for the three and six months ended June 30, 2012 for legal fees and reserves.

(7)	Legacy marketing contracts and associated interest.
(8)	Due to an increase in KMI's effective tax rate as a result of the EP acquisition.
(9)	We define sustaining capital expenditures as capital expenditures that do not expand the capacity of an asset.
(10)
Declared distribution multiplied by limited partner units outstanding on the applicable record date less units owned by us. Includes distributions on KMR shares. KMP must generate the cash to cover the distributions on the KMR shares, but those distributions are paid in additional shares and KMP retains the cash. We do not have access to that cash.

(11)	Declared distribution multiplied by limited partner units outstanding on the applicable record date less units owned by us.
(12)
Consists of items such as timing and other differences between earnings and cash, KMP’s and EPB's cash flow in excess of its distributions, non-cash purchase accounting adjustments related to the EP acquisition and Going Private Transaction primarily associated with non-cash amortization of debt fair value adjustments, and in the six months of 2011 KMP’s crude hedges, and KMI certain items, which includes for the first quarter of 2011, KMI’s portion ($13 million) of the special bonus as described in footnote (5) above.

(13)	2011 KMP distributions to us have been restated to a declared basis and NGPL amounts have been restated to a cash available basis to be consistent with the 2012 presentation.

Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets (1)
(Unaudited)
(In millions)

	June 30, 2012	December 31, 2011
ASSETS

Cash and cash equivalents - KMI	$106	$2
Cash and cash equivalents - KMP	522	409
Cash and cash equivalents - EPB	47	-
Other current assets	4,616	1,252
Property, plant and equipment, net - KMI	9,483	2,330
Property, plant and equipment, net - KMP	15,130	15,596
Property, plant and equipment, net - EPB	6,000	-
Investments - KMI	3,955	398
Investments - KMP	2,087	3,346
Investments - EPB	72	-
Goodwill - KMI	22,064	3,637
Goodwill - KMP	1,351	1,437
Goodwill - EPB	22	-
Deferred charges and other assets	4,064	2,310
TOTAL ASSETS	$69,519	$30,717

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Short-term debt:
KMI	$2,209	$1,261
KMP	979	1,638
EPB	83	-
Other current liabilities	2,740	1,630
Long-term debt:
KMI	14,262	1,978
KMP	12,154	11,159
EPB	4,537	-
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments (2)	2,780	1,119
Deferred income taxes	3,723	2,199
Other long-term liabilities	2,761	1,065
Total liabilities	46,328	22,149

Shareholders’ Equity
Accumulated other comprehensive loss	(42)	(115)
Other shareholders’ equity	14,263	3,436
Total KMI equity	14,221	3,321
Noncontrolling interests	8,970	5,247
Total shareholders’ equity	23,191	8,568
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$69,519	$30,717

Debt, net of cash
KMI	$16,365	$3,237
KMP	12,611	12,388
EPB	4,573	-
Total Consolidated Debt	$33,549	$15,625

Notes:

(1)	Includes the May 25, 2012 acquistion of EP, and its consolidated subsidiaries.
(2)	Amounts include the fair value of interest rate swaps and as of June 30, 2012, purchase price allocation adjustments to record EP's debt, including EPB debt, at its May 25, 2012 fair value.